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                                                                    Exhibit 21.1

                        TALX Corporation and Subsidiaries
            Subsidiaries of TALX Corporation, a Missouri corporation

1.    Net Profit, Inc. - a South Carolina corporation
2.    TALX FasTime Services, Inc. - a Texas corporation
3.    TALX UCM Services, Inc. - a Missouri corporation (d/b/a TALX UC eXpress)
4.    TALX Employer Services, LLC - a Missouri limited liability company
5.    TBT Enterprises, Incorporated - a Maryland corporation
6.    UI Advantage, Inc. - a Maryland corporation
7.    Johnson & Associates, LLC - a Nebraska limited liability company
8.    Jon-Jay Associates, Inc. - a Massachusetts corporation
9.    TALX Tax Incentive Services, LLC - a Missouri limited liability company
10.   Unemployment Services, LLC - a Missouri limited liability company
11. TALX Tax Credits and Incentives, LLC - a Missouri limited liability company
12.   Management Insight Incentives, LLC - a Missouri limited liability company
13.   Performance Assessment Network, Inc. - a Delaware corporation
14.   TALX Limited - a company organized under laws of England